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                                                                    Exhibit 1(e)

                              ARTICLES OF AMENDMENT

                                       OF

                    RESTATEMENT OF ARTICLES OF INCORPORATION

                                       OF

                      UBS PAINEWEBBER RMA MONEY FUND, INC.

     UBS PaineWebber RMA Money Fund, Inc., a Maryland Corporation, having its principal office in Baltimore, Maryland (the "Corporation"), desiring to change its name to UBS RMA Money Fund Inc., hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:

     Article SECOND of the Restatement of Articles of Incorporation of the Corporation is amended by striking "UBS PaineWebber RMA Money Fund, Inc." and substituting therefore "UBS RMA Money Fund Inc."

SECOND:

     Article FIFTH of the Restatement of Articles of Incorporation of the Corporation is amended by (1) striking "Money Market Portfolio" and substituting therefore "UBS RMA Money Market Portfolio"; (2) striking "U.S. Government Portfolio" and substituting therefore "UBS RMA U.S. Government Portfolio"; and
(3) striking "UBS PaineWebber Retirement Money Fund" and substituting therefor "UBS Retirement Money Fund."

THIRD:




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     Article ELEVENTH of the Restatement of Articles of Incorporation of the
Corporation is amended by striking the present article and substituting therefor the following:

               The Corporation acknowledges that it is adopting its corporate name through permission of UBS AG, and agrees that UBS AG reserves to itself and any successor to its business the right to grant the non-exclusive right to use the name "UBS RMA Money Fund Inc." or "UBS Fund" or "UBS" or any similar name to any other corporation or entity, including but not limited to any investment company of which UBS AG or any subsidiary or affiliate thereof or any successor to the business thereof shall be the investment adviser, administrator or distributor.

FOURTH:

     These amendments were approved by the Board of Directors on May 8, 2003, and are to become effective June 9, 2003.

     IN WITNESS WHEREOF, UBS PaineWebber RMA Money Fund, Inc., has caused these presents to be signed in its name on its behalf by its Vice President and Secretary and its corporate seal to be hereunto affixed and attested to by its Assistant Secretary on this 3rd day of June, 2003.

                                           UBS PaineWebber RMA Money Fund, Inc.


                                           By: /s/ Amy R. Doberman
                                               ---------------------------------
                                               Amy R. Doberman
                                               Vice President and Secretary

Attest:


/s/ Keith A. Weller
-------------------
Keith A. Weller
Assistant Secretary




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     THE UNDERSIGNED, Vice President and Secretary of UBS PaineWebber RMA Money
Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                                    /s/ Amy R. Doberman
                                                    ----------------------------
                                                    Amy R. Doberman
                                                    Vice President and Secretary